ROSS MILLER
Secretary of State
204 North Carson Street, Suite 4
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

640101

Filed in the office of	Document Number 20090882343-29
Ross Miller Secretary of State State of Nevada	Filing Date and Time 12/23/2009 2:38 PM
	Entity Number E0656982009-1

Articles of Incorporation
(PURSUANT TO NRS CHAPTER 78)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

1. Name of Corporation:	US TERRA ENERGY CORP.
2. Registered Agent for Service of Process: (check only one box)	[X] Commercial Registered Agent: State Agent & Transfer Syndicate, Inc. (Name) [ ] Noncommercial Registered Agent (name and address below) OR [X] Office or Position with Entity (name and address below) Name of Noncommercial Registered Agent OR Name of Title of Office or Other Position with Entity 112 North Curry St. (Street Address), Carson City (City), Nevada 89703 (Zip Code) Mailing Address (if different from street address), City, Nevada, Zip Code
3. Authorized Stock: (number of shares corporation is authorized to issue)	Number of shares with par value: 125,000,000 Par value per share: $ 0.001 Number of shares without par value:
4. Names and Addresses of the Board of Directors/Trustees: (each Director/Trustee must be a natural person at least 18 years of age; attach additional page if more than two directors/trustees)	1) Bruce Farmer (Name) 112 North Curry St. (Street Address), Carson City (City), NV (State) 89703 (Zip Code) 2) (Name) Street Address, City, State, Zip Code
5. Purpose: (optional; see instructions)	The purpose of the corporation shall be: Any lawful act or activity for which a corporation may be organized under the laws of Nevada.
6. Name, Address and Signature of Incorporator: (attach additional page if more than one incorporator)	Thomas E. Puzzo (Name) X *Thomas E. Puzzo* (Incorporator Signature) 4216 NE 70th Street (Address), Seattle (City), WA (State) 98115 (Zip Code)
7. Certificate of Acceptance of Appointment of Registered Agent:	I hereby accept appointment as Registered Agent for the above named Entity. X [signature] (Authorized Signature of Registered Agent or On Behalf of Registered Agent Entity) 12-23-09 (Date)

This form must be accompanied by appropriate fees

Nevada Secretary of State NRS 78 Articles
Revised: 4-10-09

OF

ARTICLES OF INCORPORATION

OF

US TERRA ENERGY CORP.

3. <u>Continuation of Article 3 "Authorized Stock" from Page 1</u>

3.1 <u>Authorized Stock</u>. The aggregate number of shares which the corporation shall have authority to issue shall consist of one hundred twenty-five million shares (125,000,000), consisting of one hundred million shares (100,000,000) of common stock, par value $0.001 per share (the "Common Stock"), and twenty-five million shares (25,000,000) of "blank check" preferred stock, par value $0.001 per share (the "Preferred Stock"). The board of directors of the corporation is authorized, subject to any limitation prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitation or restrictions thereof.

8. <u>Acquisitions of Controlling Interest and Interested Stockholders</u>

8.1 <u>Acquisition of Controlling Interest</u>. The corporation elects not to be governed by NRS 78.378 to 78.3793.

8.2. <u>Combinations with Interested Stockholders</u>. The corporation elects not to be governed by NRS 78.411 to 78.444.